Exhibit 10.1

Ching, Tan & Associates

Advocates & Solicitors

Our ref:	LJH(KL)/C/0046(12)SPA
Date:	13th February 2012

Messrs Sia Boon Chee & Co.,	Subject to Contract
Advocates and Solicitors,
12, Second Floor, Jalan Jeloh 3,
Off Jalan Bukit,
43000 Kajang,
Selangor Darul Ehsan	By Hand

Dear Sirs,

Re: Sale and Purchase of 100% shareholding

Company:	Dunford Corporation Sdn Bhd ("DCSB")
Properties	GM 26166 and 1898 for Lot 1211 and 41645 respectively, In the Makim of Cheras

We refer to the above matter wherein we act for Messrs PGCG PROPERTIES SDN BHD (Company Registration No. 962623-M) and/or its nominee(s). We understand that you act for the shareholders of all the issued and paid up ordinary shares in the abovesaid Company.

We have been instructed by our client to propose the following offer for them to purchase 100% of the paid up equity in DCSB who shall continue to be the registered owner of the aforesaid Properties upon completion of the sale and purchase agreement.

Our Client has deposited with us a cheque in your favour for the sum of [RM1,100,000.00], being 2% of the initial purchase price to be released to you in the manner hereinafter provided:-

A.1	Our client would like to propose a total initial purchase price for the Shares at the total purchase price at RM55,000,000.00 less all whatsoever liabilities of DCSB (including all contingent liabilities);

A.2	You are to forward a copy of each of the titles to the said Properties together with certified true copies of all forms 24 and forms 32A, latest forms form 44 and 49, Memorandum and Articles of Association of DCSB and a copy of the scale drawing of the land for our verification and searches upon acceptance by your client of the terms and conditions as contained in this letter of offer;

A.3	Upon acceptance of the terms and conditions herein, your client shall forward all the documents required by our client (including the documents referred to in Paragraph A.2 above and a copy of the scale drawing of the land) and permit our client to enter into the Properties or the business premises of DCSB and to provide all whatsoever documents required by our Client to perform a survey and feasibility study on the Properties and a legal, financial, business and other due diligence exercises on DCSB and on your client's shares in DCSB within 30 days from the date of the acceptance by your client of the terms and conditions herein and the receipt by our client of all the required documents.

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Messrs Ching, Tan & Associates

Letter dated 13th February, 2012 to Messrs Sia Boon Chee & Co.	Page 2

A.4	If our client shall issue a written confirmation to you or your client directly that our client is satisfied with the result of the feasibility study and the due diligence exercise referred to in Paragraph A.3 above within the 30-day period referred to in Paragraph A.3 above, we shall prepare a sale and purchase agreement for parties execution, within 14 working days from the date of issuance of the written confirmation by our client of its satisfaction towards the result of the feasibility study and the due diligence exercise referred to in Paragraph A.3 above, subject to the salient terms and conditions as follows:-

(i)	Total Purchase Price of the Shares i.e. RM55,000,000.00 less all whatsoever liabilities of DCSB (including all contingent liabilities):

(ii)	Our Client shall pay additional 8% purchase price to your client and you shall release the 2% deposited with you to your client upon execution of the sale and purchase agreement subject to compliance with Real Property Gains Tax requirements;

(iii)	Completion of the Sale and Purchase Agreement to take place within 5 months from the date of Sale and Purchase Agreement or date of receipt of the required or agreed conditions precedent (if required) together with an additional one (1) month's extension chargeable with delay interest at 8% per annum on the unpaid balance from the due date to the date of actual payment on the full purchase price.

A.5	Upon reaching consensus on the terms of the sale and purchase agreement containing the salient terms and conditions referred to above within 14 working days from the date of issuance of the written confirmation by our client of its satisfaction towards the result of the feasibility study and the due diligence exercise referred to in Paragraph A.3 above but our client fails to execute the Sale and Purchase Agreement within the said period your may release the said 2% deposit as liquidated damages and thereafter the contents herein shall cease to be valid and neither party shall have any further claim against the other.

A.6	However, if you client shall default in the terms herein by accepting any other offer from any third party pending the expiry of the 30 days for the feasibility and due diligence study referred to in A.3 above and the 14 working days referred to in A.4 above or fail to execute the Sale and Purchase Agreement containing the salient terms and conditions referred to above within 14 working days from the date of issuance of the written confirmation by our client of its satisfaction towards the result of the feasibility study and the due diligence exercise referred to in Paragraph A.3 above after consensus is reached, Our client shall be entitled to:-

(i)	specific performance against your client; or alternatively

(ii)	claim for the refund by you/your client of the said 2% deposit together with another payment by your client of a sum equivalent to the said 2% deposit and thereafter the contents herein shall cease to be valid and neither party shall have any further claim against the other.

A.7	Provided that if our client shall not have issued the written confirmation to you or your client directly that our client is satisfied with the result of the feasibility study and the due diligence exercise referred to in Paragraph A.3 above within the 30-day period referred to in Paragraph A.3 above or if any one of the parties shall not be able to agree to the terms and conditions of the sale and purchase agreement (other than the salient terms referred to above) within 14 working days from the date of issuance of the written confirmation by our client of its satisfaction towards the result of the feasibility study and the due diligence exercise referred to in Paragraph A.3 above or, you/your client shall refund the 2% deposit to our client (if already deposited with you/your client) and thereafter the contents herein shall cease to be valid and neither party shall have any further claim against the other.

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Kindly signify your client's acceptance to the above arrangement by return on an urgent basis (and in any event not more than 7 days) for us to forward to you the said 2% to be deposited by you in a interest bearing account and in the event the transaction is aborted and you are required to refund the same, you shall refund to our client the same together with the interest earned.

Yours Faithfully,

/s/ signature

cc:	PGDG PROPERTIES SDN. BHD. (Company Registration No. 962623-M)

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